Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Terry Thomas
or Jon M. Donnell
(614) 356-5000

Dominion Homes Reports Quarterly Sales, Closings and Backlog

DUBLIN, Ohio - July 12, 2004 - Dominion Homes, Inc. (NASDAQ: DHOM) reported home sales for the three months ended June 30, 2004 decreased 44% to 510 homes compared to the record 904 home sales for the three months ended June 30, 2003. The sales value of the homes sold in the second quarter of 2004 decreased 39% to $98.9 million compared to $161.0 million for the second quarter of 2003.

“As previously announced on June 7, 2004, second quarter homes sales were disappointing, particularly compared to the all time record quarterly home sales of the previous year,” said Doug Borror, Chairman and CEO. “We anticipate that home sales will improve during the second half of 2004 as the Midwest employment situation strengthens and as the market adjusts to higher mortgage interest rates.”

The number of homes closed during the three months ended June 30, 2004 increased 2% to 778 homes from 764 homes for the same period a year ago. The Company expects to announce second quarter 2004 earnings that will be less than second quarter 2003 earnings. The primary reasons for the lower second quarter 2004 earnings are the costs associated with the start-up of the Lexington, Kentucky market, expansion of the mortgage financing services subsidiary and the replacement of the Company’s Chief Financial Officer.

The Company had a backlog at June 30, 2004 of 1,067 sales contracts, with a sales value of $216.4 million, compared to 1,452 sales contracts in backlog at June 30, 2003, with a sales value of $269.5 million.

The Company will announce its second quarter 2004 financial results on August 4, 2004 after the market closes and will host a conference call on August 5, 2004 at 1:30 p.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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